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                                                                      EXHIBIT 11

            (BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD)




                                         August 12, 2003


AIM International Funds, Inc.
11 Greenway Plaza, Suite 100
Houston, TX  77046-1173


Ladies and Gentlemen:

         We have acted as counsel to AIM International Funds, Inc., a Maryland corporation (the "Company"), in connection with that certain Agreement and Plan of Reorganization (the "Plan") by and among the Company, on behalf of its series portfolio, AIM European Growth Fund ("Buying Fund"), INVESCO International Funds, Inc., a Maryland corporation, on behalf of its series portfolio, INVESCO European Fund ("Selling Fund"), A I M Advisors, Inc., a Delaware corporation, and INVESCO Funds Group, Inc., a Delaware corporation, which provides for the reorganization of Selling Fund with and into Buying Fund (the "Reorganization"). Pursuant to the Plan, all of the assets of Selling Fund will be transferred to Buying Fund, Buying Fund will assume all of the liabilities of Selling Fund and the Company will issue shares of each class of Buying Fund to shareholders of Selling Fund corresponding to the class of shares of Selling Fund held by such shareholders. The value of each Selling Fund shareholder's account with Buying Fund after the Reorganization will be the same as the value of such shareholder's account with Selling Fund immediately prior to the Reorganization.

         In connection with our giving this opinion, we have examined copies of the Company's Charter and resolutions of the Board of Directors adopted June 10-11, 2003, and originals or copies, certified or otherwise identified to our satisfaction, of such other corporate documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Company.

         The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the classes of shares of Buying Fund to be issued to the shareholders of Selling Fund pursuant to the Plan, as set forth on Exhibit A hereto (the "Buying Fund Shares"), will have been filed by the Company with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.


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AIM International Funds, Inc.
August 12, 2003
Page 2

         Based on the foregoing, we are of the opinion that the Buying Fund Shares are duly authorized and, when issued by the Company to the shareholders of Selling Fund in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

         We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the Maryland General Corporation Law.

         We consent to the filing of this opinion as an Exhibit to the Company's Registration Statement on Form N-14 and to the references to our firm under the following captions under the heading "Proposal 1 - Approval of the Agreement to Combine Your Fund and Buying Fund": "Summary - The Reorganization," "Additional Information About the Agreement - Other Terms," "Additional Information About the Agreement - Federal Income Tax Consequences" and "Legal Matters," and under the caption "The Federal Income Tax Consequences of the Redomestication" under the heading "Proposal 4 - Approval of the Plan to Redomesticate Company as a Delaware Statutory Trust" in the combined Proxy Statement/Prospectus for Selling Fund, which is included in such Registration Statement.


                                      Very truly yours,



                                      s/ Ballard Spahr Andrews & Ingersoll, LLP

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                                    EXHIBIT A
                               BUYING FUND SHARES

AIM European Growth Fund
        Class A shares
        Class B shares
        Class C shares
        Class R shares
        Investor Class shares